Exhibit 23.4


                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to the Form S-4 Registration Statement (No. 333-39711) of United States Filter Corporation, pertaining to the Puro Water Group, Inc. 1996 Stock Option Plan and the Puro Water Group, Inc. 1997 Directors Stock Option Plan, of our report dated March 14, 1997, with respect to the combined financial statements of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) included in the Current Report on Form 8-K of United States Filter Corporation dated May 12, 1998 (as amended by Form 8-K/A dated May 14, 1998) filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP

                                                         Ernst & Young LLP

Philadelphia, Pennsylvania
July 16, 1998